Exhibit 10.22

FIRST AMENDMENT

TO THE

XCEL ENERGY INC.

2005 OMNIBUS INCENTIVE PLAN

WHEREAS, pursuant to a resolution adopted by the Board of Directors of Xcel Energy Inc. on December 10, 2008, upon recommendation of the Governance, Compensation and Nominating (the “GCN”) Committee, that the Xcel Energy Inc. Omnibus Incentive Plan (“Plan”) be amended to bring such plan in compliance with requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, such resolution provided that the Board authorizes certain officers of the Company to re-submit the Plan to the GCN Committee as necessary to keep such Plan in compliance with 409A following the release of regulations under Section 409A; and

WHEREAS, it has become necessary to amend the Plan with this First Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by this First Amendment, to be effective January 1, 2009, as follows:

1.                                       Section 8, Performance Awards, is hereby amended by substituting for subsection (d) therein, the following new subsection (d):

“Payment Values of earned Performance Awards shall be distributed to the Participant, or, if the Participant has died, to the Participant’s Designated Beneficiary, between January 1st and March 15th after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c) above. The Committee shall determine whether Payment Values are to be distributed in the form of cash, Shares, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum “.

2.                                       Section 9.5, Restricted Stock Units, is hereby amended by substituting for the second sentence of subsection (b) therein, the following new second sentence:

“Between January 1st and March 15th after the expiration of the Restricted Period, the Company shall pay the Participant, or, if the Participant has died, the Participant’s Designated Beneficiary, except to the extent such restricted Stock Units have been forfeited to the company under the terms and conditions of the Award, (i) a cash payment equal to the Fair Market Value of the restricted stock Units as of the last day of the restricted Period or, (ii) Shares in an amount equal to the number of Restricted Stock Units, determined at the discretion of the Committee”.

3.                                       Section 13, General Provisions, is amended by substituting for subsection (k) therein, the following new subsection (k):

“In the event a Change in Control occurs, all stock-based Awards, such as Stock Options and Restricted Stock, shall vest one hundred percent (100%) immediately upon a Change in Control and all cash-based Awards, such as Performance Awards and Restricted Stock Units, shall vest and be paid out no later than March 15th of the year following the year in which a Change in Control occurs, provided, however, if such cash-based Awards were subject to the attainment of Performance Goals, such awards shall be paid out as if the Performance Goals had been obtained at target levels through the effective date of the Change in control or as the Committee may otherwise determine”.